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EXHIBIT 10(e)

THE ST. PAUL COMPANIES, INC.

SENIOR EXECUTIVE SEVERANCE POLICY

Effective Date

        This Policy is effective as of February 4, 2001.

Covered Executives

        The executives of the Company covered by the Policy are those executives selected by the Personnel & Compensation Committee from time to time and listed on Exhibit A, as updated annually.

Eligibility for Benefits

        A covered executive is eligible for benefits under the Policy if the executive's employment is terminated by the Company without Cause or by the executive for "Good Reason".

Definition of Cause

        "Cause" means (A) the willful and continued failure of the executive to perform substantially his/her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the executive which specifically identifies the manner in which the executive has not substantially performed his/her duties, or (B) the willful engaging by the executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates.

Definition of Good Reason

        "Good Reason" means (A) any change in the duties or responsibilities (including reporting responsibilities) of the executive that is inconsistent in any material and adverse respect with the executive's duties, responsibilities or status with the Company or a material and adverse change in the executive's titles or offices with the Company; (B) any reduction in the executive's rate of annual base salary or annual target bonus opportunity; or (C) any requirement of the Company that the executive (1) be based anywhere more than thirty (30) miles from the office where the executive is located, or (2) travel on Company business to an extent substantially greater than the previous travel obligations of the executive.

        For purposes of this definition, a mere change in an executive's reporting relationship (such as a change in reporting from the Chief Executive Officer to the Chief Operating Officer or to any other senior executive officer having broad oversight responsibility) shall not be considered "Good Reason" unless such change materially and adversely diminishes the executive's duties, responsibilities, or status with the Company in a manner that would not be considered as reasonable or customary in the property-liability insurance industry.

Benefits

        The benefits under the Policy consist of the following:

          Severance Payment. A lump sum severance payment equal to twice of the sum of the executive's annual base salary and target bonus immediately prior to termination of employment.

  For purposes of this Policy, "target bonus" means the greater of a covered executive's annual incentive target in place on October 10, 2001, or 45% of his/her current annual base salary.

          Health Benefits. Continuation of coverage under medical and dental plans for two years.

          Stock Options. All unvested stock options, other than stock options granted within one year before the termination date and "mega-grants", will become fully vested and, along with previously vested options, will be exercisable for three years after the date of termination, so long as no options are extended more than ten years beyond the date they were granted. The foregoing option vesting acceleration and post-termination exercise extension provisions shall not apply to options granted after February 1, 2002.

          Restricted Stock. All restrictions will end, except for restricted shares awarded after February 1, 2002, restricted shares awarded less than one year before the termination date and stock which serves as collateral for a loan from the Company.

Except as otherwise provided by contract, this Policy shall not apply to any executive who has an employment contract with the Company.

Withholding

        All payments shall be subject to deductions for required withholding of income and employment taxes.

Amendment and Termination

        All executives named to be covered by this Policy (including any executives added hereafter pursuant to approval by this Committee) shall continue to be covered through February 4, 2004, and this Policy shall not be amended in a way that would diminish the rights or prospective benefits of any executive covered by this Policy prior to February 4, 2004, unless required by law, without the unanimous approval of the Board of Directors.

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  EXHIBIT 10(e)
THE ST. PAUL COMPANIES, INC. SENIOR EXECUTIVE SEVERANCE POLICY